Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release July 29, 2010

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES SECOND QUARTER 2010 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the second quarter ended June 30, 2010. During the second quarter, the FHLBank’s financial condition remained strong despite ongoing effects from the most recent economic recession and the financial crisis in 2008 and 2009. The FHLBank continued to fulfill its role as an important provider of reliable and favorably priced wholesale funding to members, with a competitive dividend paid to stockholders. Highlights include:

•	For the second quarter, net income was $41 million and return on average equity (ROE) was 4.66 percent. This compares to net income of $43 million and ROE of 4.98 percent in the first quarter of 2010, and net income of $74 million and ROE of 6.78 percent for the second quarter of 2009. For the first six months of 2010, net income was $84 million and ROE was 4.82 percent, compared to net income of $158 million and ROE of 7.28 percent for the same period of 2009. The decreases in earnings were driven primarily by the narrowing of the extremely wide spreads between LIBOR-based assets and short-term Consolidated Discount Notes that were earned in the first six months of 2009. As a result, earnings in 2009 were higher than what historical experience would otherwise suggest given the extremely low level of interest rates.

•	Total assets at June 30, 2010 were $66.8 billion, a decline of $4.6 billion (six percent) from year-end 2009. Average asset balances in the first six months of 2010 declined $19.9 billion (22 percent) from the same period of 2009. The decline in asset balances resulted mainly from a significant decrease in members’ Advance demand as their liquidity needs continued to subside from the highs reached in late 2008.

•	Capital adequacy continued to be strong, exceeding all minimum regulatory capital requirements. GAAP capital stood at $3.5 billion, or 5.29 percent of total assets, on June 30, 2010. Included in the capital figure is $423 million of retained earnings. The ratio of regulatory capital to total assets, which includes mandatorily redeemable capital stock available to absorb losses, stood at 5.90 percent on June 30, 2010.

•	The FHLBank paid stockholders a cash dividend on June 17, 2010 at a 4.50 percent annualized rate, which was 4.07 percentage points above the second quarter average 3-month LIBOR.

•	No credit risk-related or impairment charges were required on our Advances, mortgage loans or investments.

•	More than $5 million was accrued in the second quarter for future use in the Affordable Housing Program.

Operating Results and Profitability

The ROE spreads to 3-month LIBOR and the Federal funds effective rate are two market benchmarks the FHLBank believes stockholders use to assess the competitiveness of return on their capital investment. These spreads were below those in the same periods of 2009, but still very favorable compared to long-term historical levels.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
ROE	4.66%	6.78%	4.82%	7.28%
ROE spread to 3-month LIBOR	4.23	5.93	4.47	6.23
ROE spread to overnight Federal funds	4.47	6.60	4.66	7.10

The lower net income and ROE resulted from the following factors:

•	In the last half of 2008 and the first half of 2009, the FHLBank earned abnormally wide portfolio spreads on many short-term and adjustable-rate assets indexed to LIBOR and funded with short-term Discount Notes. These wide spreads resulted from the financial market disruptions that began in 2008, which increased the cost of inter-bank lending (represented by LIBOR) relative to other short-term interest costs such as FHLBank Discount Notes. The FHLBank normally uses Discount Notes to fund a large amount of LIBOR-indexed assets. Beginning in the second half of 2009, the spread between LIBOR and Discount Notes moved back toward long-term historical levels.

•	Total average assets decreased substantially, largely due to decreased Advance demand.

•	Earnings generated from funding interest-earning assets with interest-free capital decreased approximately $13 million due to lower short-term interest rates in the first two quarters of 2010 compared to the same period of 2009. For example, the benchmark 3-month LIBOR rate averaged 0.35 percent in the first two quarters of 2010, compared to 1.05 percent in the same period of 2009.

•	Net spreads relative to funding costs on new loans in the Mortgage Purchase Program and mortgage-backed securities were on average narrower than the net spreads that had been earned on the mortgage assets paid down, in part due to management actions to reduce market risk exposure.

•	The first six months of 2009 had $8 million in net market value gains (primarily unrealized) relating to accounting for derivatives. By comparison, there were net market value losses related to derivatives of $1 million in the first six months of 2010.

These unfavorable effects on earnings were partially offset by lower interest expense resulting from the FHLBank retiring throughout 2009 and the first two quarters of 2010 a significant amount of relatively high-cost Consolidated Obligation Bonds before their final maturities. These actions were in response to declines in intermediate- and long-term interest rates.

Assets and Mission Asset Activity

The ending balance of Mission Asset Activity – composed of Advances, Letters of Credit, and the Mortgage Purchase Program – was $46.5 billion at June 30, 2010 compared to $48.9 billion at year-end 2009.

The principal balance of Advances fell $3.3 billion from year-end 2009 to $31.8 billion at June 30, 2010. The ongoing effects from the economic recession continued to reduce demand for consumer, mortgage, and commercial loans, which in turn decreased members’ need for Advances. Members’ loan portfolios, adjusted for out-of-district mergers, fell six percent ($32 billion) from June 30, 2009 to March 31, 2010 (which are the most recent data available). Members’ deposits grew two percent ($13 billion) in the same period. The FHLBank believes these trends continued in the second quarter of 2010. In addition, significant government funding and liquidity programs continued to be available to members. The government’s activities were led by the Federal Reserve System and its quantitative easing programs, which resulted in the banking system holding a large amount of excess reserves.

On both an absolute dollar and percentage basis, most of the decrease in Advances occurred from the FHLBank’s ten largest borrowers. When improvements occur in economic conditions, such as expansion of members’ loan demand from a stronger recovery, tightening in the Federal Reserve System’s monetary policy, or winding down of the government’s funding and liquidity programs, the FHLBank would expect to see increases in Advance demand.

The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $8.7 billion at June 30, 2010, a decrease of $0.6 billion (six percent) from year-end 2009. In the first six months of 2010, the FHLBank purchased $248 million of mortgage loans, while principal paydowns totaled $817 million. Purchases fell short of paydowns in part because of the continued difficulties in the housing and refinancing markets.

The balance of investments at June 30, 2010 was $22.1 billion, a decrease of nine percent, or $2.1 billion, from year-end 2009. Total investments included $11.2 billion of mortgage-backed securities and $10.8 billion of short-term money market instruments. The latter are generally held for liquidity purposes to support members’ funding needs and to protect against the potential inability to access capital markets for debt issuance. Only one percent of the mortgage-backed securities held were private-label mortgage-backed securities, while 99 percent were issued and guaranteed by Fannie Mae or Freddie Mac. None of the FHLBank’s investments were considered to be other-than-temporarily impaired at June 30, 2010.

Capital Stock and Retained Earnings

The GAAP capital-to-assets ratio at June 30, 2010 was 5.29 percent. The regulatory capital-to-assets ratio was 5.90 percent at the end of the second quarter, well above the required minimum of 4.00 percent. Regulatory capital includes mandatorily redeemable capital stock accounted for as a liability under GAAP. Total GAAP capital increased $70 million, or two percent, during the first two quarters of 2010.

Retained earnings were $423 million at June 30, 2010, an increase of $11 million (three percent) from year-end 2009. The business and market environments were conducive to generating sufficient earnings to allow the FHLBank to continue paying stockholders a competitive dividend return in the first two quarters of 2010 while also increasing retained earnings.

Risk Exposure

The FHLBank believes that during the first six months of 2010 its liquidity position remained strong, as did its overall ability to fund operations through Consolidated Obligation issuances at acceptable interest costs. Residual exposure to market risk continued to be moderate and below historical average levels. Exposure to operational risk is considered minimal. The FHLBank continued to experience limited credit risk exposure from offering Advances, purchasing mortgage loans, making investments, and executing derivative transactions, due to the FHLBank’s conservative underwriting, collateral and counterparty policies and limits. Based on analysis of the FHLBank’s exposures and application of GAAP, the FHLBank continues to believe no loss reserves are required for Advances or mortgage assets and no investments are considered to be other-than-temporarily impaired.

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The Federal Home Loan Bank of Cincinnati is a triple-A rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help our members create affordable housing and promote community economic development. The FHLBank has 735 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

www.fhlbcin.com

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	June 30,	December 31,	Percent
	2010	2009	Change (2)
Total assets	$66,820	$71,387	(6)%
Advances (principal)	31,814	35,123	(9)
Mortgage loans (principal)	8,711	9,280	(6)
Total investments	22,062	24,193	(9)
Consolidated Obligations:
Discount Notes	25,520	23,187	10
Bonds	35,088	41,222	(15)

Total Consolidated Obligations	60,608	64,409	(6)

Mandatorily redeemable capital stock	396	676	(41)
Capital stock	3,121	3,063	2
Retained earnings	423	412	3
Total capital	3,537	3,467	2
Capital-to-assets ratio (GAAP)	5.29%	4.86%
Capital-to-assets ratio (Regulatory) (1)	5.90%	5.81%

OPERATING RESULTS

	Three Months Ended June 30,			Six Months Ended June 30,
			Favorable/			Favorable/ (Unfavorable)
			(Unfavorable)
	2010	2009	Change (2)	2010	2009	Change (2)

Total interest income	$322	$438	(26)%	$648	$953	(32)%
Total interest expense	(258)	(329)	22	(516)	(731)	29

Net interest income	64	109	(41)	132	222	(40)

Other income	5	5	(10)	8	18	(54)
Other expense	(13)	(13)	2	(25)	(25)	(3)
Assessments	(15)	(27)	43	(31)	(57)	45

Net income	$41	$74	(45)	$84	$158	(47)

Return on average equity	4.66%	6.78%		4.82%	7.28%
Return on average assets	0.24	0.35		0.24	0.35
Net interest margin	0.38	0.51		0.38	0.50
Annualized dividend rate	4.50	4.50		4.50	4.50
Average 3-month LIBOR	0.43	0.85		0.35	1.05

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.

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